Exhibit 4.39

Equity Option Agreement

among

Beijing Chezhiying Technology Co., Ltd.

and

Fang Xing

and

Beijing Shengtuo Hongyuan Information Technology Co., Ltd.

August 24, 2025

CONTENTS

1.	DEFINITIONS AND INTERPRETATIONS	4
2.	PURCHASE AND SALE OF EQUITY INTEREST	5
3.	UNDERTAKINGS	6
4.	REPRESENTATIONS AND WARRANTIES	8
5.	FURTHER WARRANTIES	10
6.	TERM	10
7.	APPLICABLE LAW AND DISPUTE RESOLUTION	10
8.	CONFIDENTIALITY	10
9.	MISCELLANEOUS	11

THIS EQUITY OPTION AGREEMENT (the “Agreement”) is entered into on August 24, 2025 in Haier Industrial Park, Laoshan District, Qingdao, the People's Republic of China (“PRC”, for the purpose of this Agreement, excludes the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan), by and among

(1) Beijing Chezhiying Technology Co., Ltd., a liability limited company incorporated under the PRC laws with its registered address at Room1117, F/11, Tower B, No. 3, Danling Street, Haidian District, Beijing 100080, China (the “Party A”);

and

(2) Fang Xing, a PRC citizen, holder of identification card number ****** whose residential address is ****** (the “Party B”);

and

(3) Beijing Shengtuo Hongyuan Information Technology Co., Ltd., with its registered address Unit 53, F/10, Tower B, No. 3, Danling Street, Haidian District, Beijing 100080, China (the “Party C”).

(Above-mentioned Party A, Party B and Party C are solely referred as a “Party”, and collectively as the “Parties”)

Recitals

A. On August 24, 2025, an Equity Transfer Agreement was entered into between Wang Youdong and Party B (the “Equity Transfer Agreement”), pursuant to which Party B holds 50% of the equity interest in Party C from the effective date of the Equity Transfer Agreement (i.e. the Completion Date under the Share Sale&Purchase Agreement entered into by and between CARTECH HOLDING COMPANY and Yun Chen Capital Cayman on February 20, 2025).

B. Party C is a PRC domestic company lawfully existing in the PRC and engaged in the business of Internet information service.

C. On August 24, 2025, a Loan Agreement was entered into between Party A and Party B (the “Loan Agreement”), pursuant to which Party B took a loan (the “Loan”) in the total amount of RMB5,000,000 from, and therefore owes a debt to, Party A to subscribe to the aforementioned 50% equity interest in Party C.

D. On August 24, 2025, an Exclusive Technology Consulting and Service Agreement was entered into between Party A and Party C (the “Services Agreement”), pursuant to which Party C will pay a service fee to Party A in consideration for services provided by Party A.

NOW THEREFORE, the parties agree as follows:

1. DEFINITIONS AND INTERPRETATIONS

1.1 Definitions. Unless otherwise provided in this Agreement, the following terms shall have the meanings set forth below:

Designated Person(s)	means 1 or more person(s) designated by Party A;
Equity Interest	means all of the equity interest held by Party B in Party C;
Equity Pledge Agreement

means the Equity Interest Pledge Agreement entered into by and among Party A and Party B, dated on August 24, 2025, under which Party B pledges to Party A Party B’s Equity Interest in consideration for Party A and Party C’s performance of their obligations under the Loan Agreement, Services Agreement and this Agreement;

Notice of Purchase	means the written notice sent by Party A to exercise the Purchase Right (as defined below), as set forth in Article 2.2;
Person	means a person, corporation, joint venture, partnership, enterprise, trust, or non-corporate entity;
Purchase Right	means an irrevocable right to purchase, at any time, all or part of the Equity Interest held by Party B at a price equivalent to the lowest price permitted by then-current PRC laws; and

Security Interest

means any third party’s security, right or interest, any right to purchase Party B’s equity interest in Party C, or any right of acquisition, right of set-off, or other security arrangement, including any security interest subject to this Agreement, the Equity Pledge Agreement or the Loan Agreement.

1.2 Interpretations. All headings used are for reference purposes only and do not affect the meaning or interpretation of any provision. The use of the plural shall include the use of the singular, and vice versa. Unless otherwise indicated, a reference to a day, month or year is to a calendar day, month or year. The use of the masculine shall include the use of the feminine, and vice versa.

2. PURCHASE AND SALE OF EQUITY INTEREST

2.1 Authorization. Party B hereby irrevocably grants Party A or its Designated Person(s) the Purchase Right for his Equity Interest.

2.2 Procedures. Upon Party A’s decision to exercise such Purchase Right, it shall send a written Notice of Purchase to Party B setting forth details for the purchase.

2.3 Exercise of Purchase Right. Every time Party A exercises the Purchase Right:

2.3.1 Party B shall supervise and ensure other shareholders of Party C to convene a shareholders meeting, and pass a resolution to transfer the Equity Interest from Party B to Party A and/or the Designated Person;

2.3.2 Party B shall, upon the terms and conditions of this Agreement and the Notice of Purchase, enter into all documents requested by Party A; and

2.3.3 Party B and Party C shall execute all documents, acquire all approvals, and perform all actions necessary to transfer the valid ownership of the Equity Interest to Party A and/or the Designated Person.

2.4 Method of Payment. Upon exercise of the Purchase Right by Party A or its Designated Person(s), Party A shall make payment by cancelling all or a portion of the Loan, in the same proportion that Party A or its Designated

Person(s) has acquired the Equity Interest. In case PRC laws require Party A or its Designated Person(s) to pay to Party B, Party B shall immediately and unconditionally pay or transfer to Party A any proceeds in whatsoever form obtained from the Party A or its Designated Person(s) at the time such payables arise, after having deducted and paid any and all relevant taxes and expenses applicable to such a shareholder as a result of his receipt of such proceeds.

3. UNDERTAKINGS

3.1 Undertakings of Party C. Party C hereby undertakes that:

3.1.1 it will maintain its corporate existence, operate its business, and transact affairs prudently and efficiently in accordance with good financial and commercial standards and practices;

3.1.2 without the prior written consent of Party A, it will not sell, assign, mortgage, or otherwise dispose of any legal or beneficiary rights to any of its assets, business, or revenues, or permit the creation of any other Security Interest over such rights at any time after the execution date of this Agreement;

3.1.3 without the prior written consent of Party A, it will not incur, assume, guarantee or allow the existence of any debts, except for those to which Party A has given its written consent;

3.1.4 it will always operate its business to maintain the value of its assets, and will not do anything which will affect its business situation nor the value of its assets;

3.1.5 without the prior written consent of Party A, it will not enter into any contract at an amount exceedingly higher or outside the ordinary business;

3.1.6 without the prior written consent of Party A, it will not provide any loan to any third party;

3.1.7 at the request of Party A, it will provide to Party A all information relating to its operation and financial conditions;

3.1.8 without the prior written consent of Party A, it will not be consolidated or merged with any third party, nor acquire or invest in any third party;

3.1.9 it will promptly inform Party A of any existing or threatened litigation, arbitration, or administrative proceedings relating to its assets, business, or revenues;

3.1.10 in order to maintain the ownership of all its assets, it will execute all necessary or appropriate documents, take all necessary or appropriate actions, file all necessary or appropriate charges, and conduct all necessary or appropriate defenses against all claims;

3.1.11 without the prior written consent of Party A, it will not in any form whatsoever allocate dividends to shareholders; and

3.1.12 if PRC law requires it to be dissolved or liquidated, it shall sell all of its assets to the extent permitted by PRC laws to Party A or another qualifying entity designated by Party A, at the lowest selling price permitted by applicable PRC law. Any obligation for Party A to pay Party C as a result of such transaction shall be forgiven by Party C or any proceeds from such transaction shall be paid to Party A in partial satisfaction of the service fee under the Services Agreement or remitted to Party A or the qualifying entity designated by Party A, as applicable under then-current PRC laws.

3.2 Undertakings of Party B. Party B undertakes on his own behalf that:

3.2.1 without the prior written consent of Party A, he will not sell, transfer, mortgage, pledge, grant any option rights or otherwise dispose of any legal or beneficiary rights to the Equity Interest, or permit the creation of any other Security Interest over such rights at any time, except for the pledge under the Equity Pledge Agreement;

3.2.2 without the prior written consent of Party A, he will not vote in favor of, endorse, or sign any shareholders resolution approving the sale, assignment, mortgage, or other disposal of the legal or beneficiary rights of any shareholder or allowing the creation of any other Security Interest over such rights at the shareholders meeting of Party C;

3.2.3 without the prior written consent of Party A, he will not vote in favor of, endorse, or sign any shareholders resolution approving the consolidation or merger of Party C with any third party or the acquisition of or investment in any third party by Party C at the shareholders meeting of Party C;

3.2.4 he will promptly inform Party A of any existing or threatened litigation, arbitration, or administrative proceedings relating to the Equity Interest;

3.2.5 at the request of Party A, he will cause the shareholders meeting of Party C to vote in favor of the transfer of the Equity Interest as contemplated hereunder;

3.2.6 in order to maintain his ownership of the Equity Interest, he will execute all necessary or appropriate documents, take all necessary or appropriate actions, file all necessary or appropriate charges, or conduct all necessary or appropriate defenses against all claims;

3.2.7 at the request of Party A, he will appoint the person nominated by Party A as the director of, or to hold any other position in, Party C;

3.2.8 at the request of Party A, he will immediately transfer the requested Equity Interest to the Designated Person(s);

3.2.9 he will strictly comply with the provisions of this Agreement and any other contracts entered into jointly or separately by the parties hereto, strictly perform the obligations under such contracts, and will not do anything which will affect the validity and enforceability of such contracts;

3.2.10 he shall not put forward, or vote in favor of, any shareholder resolution to, or otherwise request Party C to, issue any dividends or other distributions with respect to his equity interest in Party C; provided, however, in the event that he receives any profit, bonus, distribution or dividend from Party C, he shall, as permitted under PRC laws, immediately pay or transfer such profit, bonus, distribution or dividend to Party A or to any party designated by Party A in order to 1) first, to repay in part the Loan payable under the Loan Agreement; and 2) then, if there is any profit, bonus, distribution or dividend amount remaining, to pay in part the service fee under the Services Agreement on behalf of Party C; and

3.2.11 after mandatory liquidation described in 3.1.12 above, he will remit in full to the Party A any residual interest he receives in a nonreciprocal transfer or cause it happen. If such transfer is prohibited by PRC law, he will remit the proceeds to Party A or its Designated Person(s) in a manner permitted under PRC law.

4. REPRESENTATIONS AND WARRANTIES

4.1 Representations and Warranties of Party B. Party B hereby represents and warrants on his own behalf to Party A that as of the date of this Agreement:

4.1.1 he has the power and right to sign, deliver, and perform his obligations under this Agreement, and that the said documents shall constitute his legal, valid, and binding obligations enforceable in accordance with their terms;

4.1.2 the execution and delivery of this Agreement or any other contracts, and the performance of his obligations thereunder, will not violate PRC law, breach or result in a default of any contract or instrument to which he is subject, or result in a breach, suspension, or revocation of any grant, license, or approval or result in the imposition of any additional conditions being imposed thereon; and

4.1.3 he is the lawful owner of the Equity Interest held by himself and has not created any Security Interest over such Equity Interest other than the Equity Pledge Agreement.

4.2 Representations and Warranties of Party C. Party C represents and warrants to Party A that:

4.2.1 it has the power and right to sign, deliver, and perform its obligations under this Agreement, and said documents shall constitute its legal, valid, and binding obligations enforceable in accordance with their terms;

4.2.2 the execution and delivery, of this Agreement or any other contracts, and the performance of its obligations thereunder, will not violate PRC law, conflict with its Articles of Association or other constituent documents, breach or result in a default of any contract or instrument to which it is subject, or result in a breach, suspension, or revocation of any grant, license, or approval or result in the imposition of any additional conditions being imposed thereon;

4.2.3 it is the lawful owner of its assets, and has not created any Security Interest over such assets;

4.2.4 it does not have any outstanding debts other than those incurred in the ordinary course of business and which have been disclosed to Party A;

4.2.5 it will comply with all PRC law applicable to the acquisition of assets; and

4.2.6 there is no existing, pending or threatened litigation, arbitration, or administrative proceedings relating to the Equity Interest, its assets, or itself.

5. FURTHER WARRANTIES

The parties to the Agreement agree to promptly execute documents reasonably requisite to the performance of the provisions and the aim of this Agreement or documents beneficial to it, and to take actions reasonably requisite to the performance of the provisions and the aim of this Agreement or actions beneficial to it.

6. TERM

This Agreement shall be established as of the date first indicated above and shall become effective upon the Completion Date under the Share Sale&Purchase Agreement entered into by and between CARTECH HOLDING COMPANY and Yun Chen Capital Cayman on February 20, 2025, and shall remain in full force and effect until the earlier of (l) the date on which all of the Equity Interests have been acquired by Party A directly or through its Designated Person(s); or (2) the unilateral termination by Party A (at its sole and absolute discretion), by giving 30 days prior written notice to the Party B of its intention to terminate this Agreement.

7. APPLICABLE LAW AND DISPUTE RESOLUTION

7.1 Governing Law. This Agreement shall be governed by and construed in accordance with PRC law.

7.2 Consultation and Mediation. If any dispute arises in connection with this Agreement, the parties shall attempt in the first instance to resolve such dispute through friendly consultation or mediation.

7.3 Dispute Resolution. Any dispute, controversy or claim arising out of or in connection with this Agreement shall be submitted to the competent court of the place where this Agreement is executed.

8. CONFIDENTIALITY

8.1 Confidentiality Obligations. The parties shall protect and maintain the confidentiality of all Confidential Information. Without the prior written consent of the other parties, no party shall disclose any Confidential Information to any third party unless the disclosure is required by law or by enforceable orders of the court or related government departments. Under such circumstances, the party required to disclose the Confidential Information shall notify the other parties immediately, take all possible measures to minimize the disclosure, and notify the persons to whom information is being disclosed of the confidentiality obligation.

8.2 Obligations upon Termination. Upon termination of this Agreement, each party shall, at the request of the other parties, return any document, material, database, equipment, or software containing the Confidential Information to the other parties. If, for any reason, such document, material, database, equipment, or software cannot be returned, the parties shall destroy all the Confidential Information and delete the Confidential Information from any memory devices. No party shall be permitted to continue using the Confidential Information in any way after the termination of this Agreement.

8.3 No Time Limit. There is no time limit to the confidentiality obligations stipulated in this Article, which obligations will survive after the termination of this Agreement unless the Confidential Information is disclosed to the public for reasons not due to the breach of this Agreement by any party.

9. MISCELLANEOUS

9.1 Notices. All notices or other communications sent by either party shall be written in English or Chinese, and delivered in person, by mail, or telecopy, to the other party at the following addresses. The date at which the communication shall be deemed to be duly given or made shall be confirmed as follows: (a) for notices delivered in person, the date of delivery shall be deemed as having been duly given or made; (b) for notices delivered by mail, the 10th day of the delivery date of air certified mail with postage prepaid (as shown on stamp) or the 4th day of the delivery date to an internationally certified delivery institution shall be deemed as having been duly given or made; and (c) for notices by telecopy, the receipt date showed on the delivery confirming paper of the relevant document shall be deemed as having been duly given or made.

Party A: Beijing Chezhiying Technology Co., Ltd.

Address: Room 1117, F/11, Tower B, No. 3, Danling Street, Haidian District, Beijing 100080, China

Tel: +8610-59857001

Attn: Zhou Shenglei

Party B: Fang Xing

Address: ******

Tel: ******

Attn: Fang Xing

Party C: Beijing Shengtuo Hongyuan Information Technology Co., Ltd.

Address: Unit 53, F/10, Tower B, No. 3, Danling Street, Haidian District, Beijing 100080, China

Tel: +8610-59857002

Attn: Zhou Shenglei

9.2 Entire Agreement. This Agreement, the Services Agreement, the Loan Agreement, the Equity Pledge Agreement, and the power of attorney from Party B in favor of Party A shall constitute the entire agreement among the parties in respect of the subject matter hereof and shall supersede any previous discussions, negotiations and agreements related thereto.

9.3 Amendment. Without the prior written consent of Party A, neither of Party B or Party C of this Agreement shall be entitled to amend this Agreement. If required by law, the parties shall obtain all requisite approvals from the relevant authorities to give effect to the amendment.

9.4 No Waiver. Unless otherwise agreed upon by the parties in writing, any failure or delay on the part of any party to exercise any right, authority or privilege under this Agreement, or under any other agreement relating hereto, shall not operate as a waiver thereof; nor shall any single or partial exercise of any right, authority or privilege preclude any other future exercise thereof.

9.5 Severability. The provisions of this agreement are severable from each other. The invalidity of any provision of this agreement shall not affect the validity or enforceability of any other provision of this agreement.

9.6 Successors. This Agreement shall be valid and binding on the parties, their successors and permitted assigns.

9.7 Assignment. Party A may transfer or assign any or all of its rights and obligations under this Agreement to any of its designated parties (natural person or legal entity) at any time. In such circumstances, the transferee or assignee shall enjoy and undertake the same rights and obligations herein of Party A as if the transferee or assignee is Party A hereunder. When Party A transfers or assigns the rights and obligations under this Agreement, at the request of Party A, Party B shall execute the relevant agreements and/or documents with respect to such transfer or assignment. Party B and Party C shall not assign any of its rights or obligations hereunder without the prior written consent of the Party A.

9.8 Language and Counterparts. This Agreement is prepared in 3 sets of originals in both English and Chinese. Each party shall hold 1 set. Chinese articles shall prevail over English articles in case of any inconsistency.

[The space below has been intentionally left blank.]

IN WITNESS WHEREOF the parties hereof have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

Party A： Beijing Chezhiying Technology Co., Ltd.

Company Seal: /s/ Beijing Chezhiying Technology Co., Ltd.

IN WITNESS WHEREOF the parties hereof have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

_______________________

Party B: Fang Xing

/s/ Fang Xing

Equity Option Agreement

IN WITNESS WHEREOF the parties hereof have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

Party C: Beijing Shengtuo Hongyuan Information Technology Co., Ltd.

Company Seal: /s/ Beijing Shengtuo Hongyuan Information Technology Co., Ltd.

Equity Option Agreement